Exhibit 99.1

PepsiCo Announces 25% Dividend Increase and Raises Share Repurchase Target;
Nooyi Assumes Chairman Title, as Previously Announced

PLANO, TX. – May 2, 2007 – The PepsiCo Board of Directors approved a plan to increase cash returns to shareholders by raising both the Company’s targeted dividend payout rate and its share repurchase authorization amount.

Indra Nooyi, PepsiCo’s Chairman and CEO said, “The plans reflect our continued confidence in the growth of our business and our steadfast commitment to providing strong cash returns to our shareholders.”

The Company increased its dividend payout target to 50% of prior year’s earnings, beginning with its May dividend declaration. As a result of today’s action, the Company announced a 25% increase in the annual dividend, raising it to $1.50 per share from $1.20 per share. This is the 35th consecutive increase in the annual dividend since 1972. The dividend is payable on June 29, 2007 to shareholders of record on June 8, 2007.

The Board of Directors also approved a higher level of share repurchases. The Board authorized repurchasing up to an additional $8 billion through mid-2010, once the current share repurchase authorization is complete. The current $8.5 billion authorization began in 2006 and has approximately $6 billion remaining.

The Company indicated it expects share repurchases of $4.3 billion in 2007, an upward revision from its previous guidance of $3.3 billion, and annual share repurchases of $4 billion to $5 billion over the next several years.

Also, as previously announced in February, the company’s Chairman of the Board, Steve Reinemund, retires today, and PepsiCo CEO Indra K. Nooyi assumes the title of Chairman. She assumed her role as CEO in October 2006, and today becomes the fifth Chairman and Chief Executive Officer in PepsiCo’s 42-year history, following Reinemund (2001-2006), Roger A. Enrico (1996-2001), Wayne D. Calloway (1986-1996) and Donald M. Kendall (1971-1986). Herman W. Lay served as PepsiCo’s first Chairman (1965-1971), while Kendall served as CEO.

About PepsiCo

PepsiCo is one of the world’s largest food and beverage companies with annual revenues of more than $35 billion. Its principal businesses include Frito-Lay snacks, Pepsi-Cola beverages, Gatorade sports drinks, Tropicana juices and Quaker foods. Its portfolio includes 17 brands that generate $1 billion or more each in annual retail sales.

Cautionary Statement

This release contains statements concerning PepsiCo’s expectations for future performance. Any such forward-looking statements are inherently speculative and are based on currently available information, operating plans and projections about future events and trends. As such, they are subject to numerous risks and uncertainties. Actual results and performance may be significantly different from expectations. The Company undertakes no obligation to update any such forward-looking statements. Please see the Company’s filing with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, for a discussion of specific risks that may affect performance.

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